UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 5, 2009

InterDigital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11152	23-1882087
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

781 Third Avenue, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-878-7800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Nokia Litigation Update.

On March 5, 2009, the United States District Court for the Southern District of New York dismissed with prejudice the first and second counts of Nokia Corporation’s three-count complaint against InterDigital, Inc. and its wholly-owned subsidiaries InterDigital Technology Corporation and InterDigital Communications, LLC (collectively, "InterDigital"), in which Nokia Corporation had sought to (i) preliminarily enjoin InterDigital from proceeding with the United States International Trade Commission ("USITC") investigation with respect to Nokia Corporation and Nokia, Inc. (collectively, "Nokia") and (ii) compel the parties to arbitrate Nokia’s alleged patent license defense. The District Court agreed with InterDigital’s position that the finding by the United States Court of Appeals for the Second Circuit that Nokia had waived any right to arbitrate is binding on the District Court. In the same Order, the District Court also granted a motion by InterDigital to dismiss without prejudice the third and final count of Nokia Corporation’s complaint, an alternative claim for a declaratory judgment that Nokia is licensed under the patents asserted by InterDigital against Nokia in the USITC investigation. In the USITC proceeding with respect to Nokia, InterDigital alleges that Nokia engaged in an unfair trade practice by making for importation into the United States, importing, and selling after importation into the United States certain 3G mobile handsets and components that infringe four of InterDigital’s patents.

On March 10, 2009, the Administrative Law Judge (the "ALJ") overseeing the USITC proceeding with respect to Nokia granted InterDigital’s motion for summary determination that InterDigital has established, through its licensing activities, that a domestic industry exists in the United States as required to obtain relief before the USITC.

The evidentiary hearing for the USITC investigation with respect to Nokia remains scheduled for May 26-29, 2009. A final Initial Determination by the ALJ is expected by August 14, 2009, and the Final Determination by the USITC is expected by December 14, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InterDigital, Inc.

March 17, 2009	By:	/s/ Jannie K. Lau

Name: Jannie K. Lau
Title: Associate General Counsel, SEC